Horizon Technology Finance Closes

$75 Million Term Loan Facility

with Fortress Credit

Increases Leverage for New and Existing Investments

FARMINGTON, Conn., August 23, 2012 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced that its wholly owned subsidiary, Horizon Credit III LLC, has closed a new term loan credit facility of $75 million with Fortress Credit Co LLC, an affiliate of Fortress Investment Group LLC (NYSE: FIG) (“Fortress Credit”). The Company received an initial advance of $10 million at closing.

Horizon intends to use the credit facility to leverage its existing investments, as well as deploy additional capital for new investments. The credit facility has a three-year term subject to two one-year extensions with a draw period of up to four years. Amounts borrowed will bear interest at LIBOR plus 6.0%, with a LIBOR floor of 1%. The effective loan advance rate is 66% of eligible loans. The new credit facility with Fortress Credit complements the Company’s existing credit facilities with Wells Fargo Capital Finance, LLC and WestLB, AG, both of which continue to provide leverage to the Company.

Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “We are pleased to close a new $75 million term loan facility with Fortress Credit as we continue to take advantage of the strong demand for our venture debt products. By strategically increasing our leverage, we have further enhanced our ability to grow our high-quality and diversified investment portfolio. With our significant access to capital and strong market momentum, we intend to strengthen Horizon’s leadership position in the venture lending industry and drive future earnings growth.”

About Horizon Technology Finance Corporation

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN." In addition, the Company's 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol "HTF." To learn more, please visit www.horizontechnologyfinancecorp.com.

About Fortress Investment Group LLC

Fortress Investment Group LLC (NYSE: FIG) is a leading, highly diversified global investment management firm. Fortress applies its deep experience and specialized expertise across a range of investment strategies - private equity, credit, liquid hedge funds and traditional fixed income - on behalf of over 1,400 institutional clients and private investors worldwide. For more information, visit www.fortress.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com